Filed pursuant to Rule 433

Registration No. 333-194052

Issuer Free Writing Prospectus dated March 5, 2014

Relating to Preliminary Prospectus Supplement dated March 5, 2014

Xilinx, Inc.

Pricing Term Sheet

2.125% Senior Notes due 2019

3.000% Senior Notes due 2021

Issuer:	Xilinx, Inc.
Title:	2.125% Senior Notes due 2019 (the “2019 Notes”) 3.000% Senior Notes due 2021 (the “2021 Notes”)
Size:	2019 Notes: $500,000,000 2021 Notes: $500,000,000
Maturity:	2019 Notes: March 15, 2019 2021 Notes: March 15, 2021
Coupon:	2019 Notes: 2.125% 2021 Notes: 3.000%
Price to Public:	2019 Notes: 99.477% of face amount 2021 Notes: 99.281% of face amount
Yield to Maturity:	2019 Notes: 2.236% 2021 Notes: 3.115%
Spread to Benchmark Treasury:	2019 Notes: T+70 bps 2021 Notes: T+95 bps
Benchmark Treasury:	2019 Notes: UST 1.50% due February, 2019 2021 Notes: UST 2.00% due February, 2021
Benchmark Treasury Price and Yield:	2019 Notes: 99-26+; 1.536% 2021 Notes: 98-30; 2.165%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2014
Optional Redemption:

2019 Notes: Make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 12.5 basis points

2021 Notes: Make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 15 basis points.

Change of Control Put:	101% of the principal amount plus accrued interest
Settlement:	T+5; March 12, 2014
Ratings:*	Moody’s: A3 (Stable)
CUSIP/ISIN:	2019 Notes: 983919AG6 / US983919AG66 2021 Notes: 983919AH4 / US983919AH40
Sole Book-Running Manager:	J.P. Morgan Securities LLC
Financial Advisor:	J. Wood Capital Advisors LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.